Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 2, 2007

For More Information Contact:

Steve Laflin, President & CEO

(208) 524-5300

INTERNATIONAL ISOTOPES INC. ANNOUNCES CONVERSION OF $650,000 IN UNSECURED NOTES INTO COMMON STOCK

Idaho Falls, ID. April 2, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS) is pleased to announce all the holders of unsecured notes (the “Note”) totaling $650,000 have converted their principal, and $23,614 in accrued interest, into 8,420,172 shares of the Company‘s common stock.

The Company had originally completed the Note purchase agreement with certain of our principal investors and Directors in January 2005.  The Notes were convertible into common stock at $.08.

Steve T. Laflin, President and CEO, said, “This debt conversion has resulted in a significant improvement in the Company’s balance sheet.  The Note holders decision to convert their debt into common stock demonstrates their continuing support of the Company and is greatly appreciated.”

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release, including statements made relating to the potential outcomes resulting from improvements in the financial condition of the Company are made pursuant to the safe harbor provision of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.